FOR IMMEDIATE RELEASE
ADVANCED EMISSIONS SOLUTIONS ANNOUNCES TIMELINE TO BECOME CURRENT WITH ITS FINANCIAL STATEMENTS
Company provides operating and other updates related to its Credit Agreement

HIGHLANDS RANCH, Colorado, February 10, 2016 - Advanced Emissions Solutions, Inc. (OTC:ADES) (the “Company” or “ADES”) today announced that it expects to complete its restatements and file its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Form 10-K”) by the end of February 2016. Details with the date and time of the filing and a conference call to discuss the financial results will be published prior to filing. The Company expects to file all of its quarterly and annual financial statements for 2015 by the end of March 2016. To expedite the audit process for 2015, the Company plans to file all quarterly and annual financial statements for the fiscal year ended December 31, 2015 at the same time.
L. Heath Sampson, President and CEO of the Company commented “The finalization of our 2014 Form 10-K has been a rigorous and comprehensive process to ensure accuracy across the period 2011 through 2014, but we and our independent auditor are in the final stages of review and we look forward to the filing and the conference call. We are progressing well in preparing all of our 2015 financial statements and are targeting the end of March 2016 to file and host an investor call. The Company is pursuing relisting onto the NASDAQ Stock Market upon becoming current with our SEC reporting obligations.”

Credit Agreement
In accordance with the affirmative covenants in the Company’s October 2015 term loan agreement with Franklin Mutual Quest Fund and MFP Investors LLC (the “Credit Agreement”), the Company is disclosing the following information:

•	At December 31, 2015, the Company had unrestricted cash and cash equivalents of $8 million and $12 million in restricted cash.

•
During the fourth quarter of 2015, the Company earned $2.9 million in Royalty Income (as defined in the Credit Agreement) from the production of 5.8 million tons of Refined Coal produced using M-45TM and M-45-PCTM technologies.

Separately, as disclosed in the Company’s Current Report on Form 8-K filed today, the Credit Agreement has been amended to reflect that the “Filing Date” (as defined in the Credit Agreement) must occur by February 29, 2016 for the 2014 Form 10-K and by March 30, 2016 for the 2015 quarterly reports.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

Advanced Clean Energy Solutions, LLC (“ACES”) is a wholly owned subsidiary of ADES that is focused on supporting and improving the Company’s existing products and identifying, developing and commercializing new solutions to advance cleaner energy and to help our customers meet existing and future regulatory and business challenges. Building off the success of M-45™ and M-45-PC™ Technologies for Refined Coal, ACES is currently working to develop and commercialize new technologies to reduce a range of emissions associated with power generation and oil & gas production. ACES has assembled a strong team and follows a rigorous process focused on development and maximizing the return on investment.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding timing and the Company’s ability to file the 2014 Form 10-K and annual and quarterly reports for 2015 by the dates specified and regain SEC reporting compliance and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of the Company’s management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, the completion of the 2014 Form 10-K and annual and quarterly reports for 2015, including preparation and re-audit of certain restated financial statements and preparation and current audit efforts for 2014 and 2015 financial statements, may take longer than expected and other factors discussed in greater detail in the Company’s filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult the Company’s SEC filings for additional risks and uncertainties that may apply to the Company’s business and the ownership of its securities. The Company’s forward-looking statements are presented as of the date made, and the Company disclaims any duty to update such statements unless required by law to do so.

Graham Mattison
Vice President, Strategic Initiatives and Investor Relations
(720) 889-6206
graham.mattison@adaes.com